Exhibit 99.1

Update on Point Therapeutics Merger with DARA BioSciences

WELLESLEY HILLS, Mass.--(BUSINESS WIRE)--Point Therapeutics, Inc. (NASDAQ: POTP) today announced that it has received proxies sufficient to approve the pending merger transaction with DARA BioSciences, Inc. and certain matters related thereto, including a reverse stock split. Point’s adjourned annual stockholders’ meeting will reconvene at 10:00 am on February 12, 2008 at the law offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, MA 02110, at which time Point expects to finalize stockholder approval of the DARA merger. Point encourages all of its stockholders who have not yet submitted proxies to vote at the annual meeting. Point’s Board of Directors has determined that the merger with DARA Biosciences is advisable and fair to and in the best interests of Point stockholders and recommends that Point stockholders vote “FOR” all the proposals.

As previously announced, at a special meeting on January 28, 2008, the stockholders of DARA approved the merger transaction with Point. With sufficient proxies now received for Point’s stockholders to approve the merger, Point anticipates completing the merger promptly following the close of business on February 12. Following the closing of the merger, Point will change its name to DARA BioSciences, Inc.

By letter dated February 8, 2008, the NASDAQ Listing Qualifications Panel granted Point’s request for an extension of the January 30, 2008 deadline previously established by the Panel to allow Point to close the merger with DARA and thereby satisfy the applicable listing criteria. The new deadline is February 13, 2008; as indicated above, Point anticipates closing the merger on February 12, 2008. However, in the event Point fails to close the merger with DARA by February 13 for any reason, Point’s securities would be subject to delisting from The NASDAQ Capital Market.

In addition, by letter dated February 8, 2008, NASDAQ approved the initial listing application filed by DARA on October 26, 2007. As previously announced, the proposed merger between Point and DARA qualifies as a “reverse merger” under NASDAQ Marketplace Rule 4340. As a result, DARA is required to meet the NASDAQ requirements for initial listing upon consummation of the merger in order for its shares to be listed on The NASDAQ Capital Market upon completion of the merger. The stock will trade under the symbol “DARA”.

For information regarding the proposed merger, please refer to the registration statement on Form S-4, which contains a joint proxy statement/prospectus and other relevant materials, filed by Point with the Securities and Exchange Commission on December 17, 2007.

Point stockholders are reminded that their vote is important regardless of how many or how few shares they own. Stockholders who have any questions relating to this shareholder meeting or voting their shares may call Point’s proxy solicitor, The Altman Group, toll-free at (866) 406-2289.

About DARA BioSciences, Inc.:

DARA BioSciences(TM), Inc. is a Raleigh, North Carolina-based development-stage pharmaceutical company that acquires promising therapeutic molecules and medical technologies. DARA focuses its therapeutic development efforts on small molecules from late preclinical development through phase 2 clinical trials. DARA is developing a portfolio of therapeutic candidates for neuropathic pain, metabolic diseases including Type 2 diabetes, and dermatological disorders.

About Point Therapeutics, Inc.:

Point Therapeutics, Inc. is a biopharmaceutical company which has studied its lead product candidate, talabostat, in a number of human clinical trials in late-stage cancers. In May 2007, interim clinical results caused Point's Independent Data Monitoring Committee to recommend stopping Point's two Phase 3 talabostat studies for patients in advanced non-small cell lung cancer. Subsequently, the talabostat clinical development program was put on clinical hold by the U.S. Food and Drug Administration. Point has also studied talabostat in several Phase 2 trials, including as a single-agent and in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, in combination with gemcitabine in Stage IV pancreatic cancer, and in combination with docetaxel in non-small cell lung cancer. Due to cash limitations, Point is not currently funding any internal research or clinical operations.

FORWARD LOOKING STATEMENTS:

This press release contains forward-looking statements, including statements regarding the meeting of Point stockholders and the closing of the merger with DARA, that involve known and unknown risks, uncertainties and other factors that may cause actual outcomes to differ materially from outcomes expressed or implied by this press release. Such risk factors include, among others that the matters submitted for stockholder approval at the meeting of Point’s stockholders may not be approved. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of the Form S-4 filed with the Securities and Exchange Commission on December 17, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

Additional Information and Where to Find It

In connection with the merger between DARA and Point, on December 17, 2007, Point filed with the SEC a registration statement on Form S-4, which contains a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITY HOLDERS OF POINT AND DARA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DARA, POINT AND THE MERGER. The joint proxy statement/prospectus and other relevant materials and any other documents filed by Point with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Point by directing a request to: Point Therapeutics, Inc., 70 Walnut Street, Wellesley Hills, MA 02481, Attention: Investor Relations.

Point and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Point in favor of the merger. Investors and stockholders may obtain detailed information regarding the direct and indirect interests of DARA, Point and their respective executive officers and directors in the merger by reading the joint proxy statement/prospectus regarding the merger.

CONTACT:
Point Therapeutics, Inc.
Michael Duffy, 781-239-7503